*Text Omitted and Filed Separately with the Securities and Exchange Commission
Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is effective as of May 31, 2018 (the “Effective Date”), and is made by and between Radius Health, Inc., together with its affiliates (“Radius”), with an address of 950 Winter Street, Waltham, MA 02451 USA and Williver Associates LLC, with an address of 7 Millstone Rd, Mendham, NJ 07945 (“Consulting Firm”). Radius and Consulting Firm are collectively referred to as the “Parties.”

WHEREAS, Radius has a legitimate business need for the Services (as defined below) that can be provided by Consulting Firm;

WHEREAS, Consulting Firm has the required professional qualifications, practical experience and knowledge to provide the Services; and

WHEREAS, Consulting Firm agrees to provide the Services to Radius, and Radius wishes to retain Consulting Firm to perform the Services, in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of Consulting Firm’s engagement hereunder to perform the Services described herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the following terms and conditions:

1.	Definitions.

1.1    “Applicable Laws” shall mean any applicable business conduct, regulatory and health and safety guidelines, laws, statutes, rules, regulations, ordinances, and professional and industry codes of conduct which are applicable to the Services, Consulting Firm or Radius anywhere in the world, including, but not limited to, those relating to anti-corruption, anti-bribery, data protection, personal health information, clinical trials and industry conduct.

1.2    “Confidential Information” shall mean any and all scientific, technical, trade, business and any other confidential or proprietary information, whether or not marked as confidential or proprietary, provided to Consulting Firm by Radius, its suppliers, customers, employees, officers, agents, or others in connection with the Services or any proposed Services, or indirectly learned by Consulting Firm as a result of provision by Consulting Firm of the Services for which this Agreement provides, or obtained by Consulting Firm while visiting Radius’ facilities, regardless of whether such information is in written, oral, electronic, or other form. Radius’ “Confidential Information” shall include, without limitation, the Data and personal data subject to the Applicable Laws.

1.3    “Data” shall mean any resulting data and information (including without limitation, written, printed, graphic, video, or audio material, and/or information contained in any computer database or in computer readable form) generated in the course of conducting Services.

1.4    “Inventions” shall mean improvements, developments, discoveries, inventions, know-how and other rights (whether or not protectable under state, provincial, federal, or foreign intellectual property laws) which are conceived and/or reduced to practice by Consulting Firm, alone or jointly with others as a result of, or in the performance of, the Services, or which are developed using the Confidential Information.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.5    “Services” shall mean Consulting Firm’s employee, Gregory C. Williams, PhD, MBA, (i) completing Radius’ appeal submission with the Committee for Medicinal Products for Human Use (“CHMP”) for Radius’ European Marketing Authorization Application (“MAA”) for abaloparatide-SC, (ii) answering questions for Radius regarding the [*], (iii) preparing for, and representing Radius at, any CHMP and/or scientific advisory group meeting related to the MAA (except to the extent that despite Dr. Williams’ good faith efforts, (a) participation in such meetings is prohibited by a future employer for any new position that Dr. Williams may accept or (b) circumstances outside of Dr. Williams’ control, such as death, illness, extreme weather or the like prevent his participation in such meetings), and (iv) all such other services as the Parties may mutually agree. Services may be described in a proposal or other document, which document shall be subject to the terms hereof and be attached as an exhibit (“Exhibit”) hereto. In the event of any conflict between the terms of an Exhibit and the terms of this Agreement, the terms of this Agreement shall control.

2.	Services.

2.1    Radius would like Consulting Firm to provide the Services and Consulting Firm wishes to provide the Services.

2.2    Consulting Firm will diligently provide the Services in a timely manner on behalf of and for Radius in accordance with this Agreement, the reasonable written instructions of Radius not inconsistent with any of Consulting Firm’s obligations hereunder, and Applicable Laws.

2.3    Subject to the provisions contained in this Section and in Section 2.4, Consulting Firm retains the right to control or direct the details, manner and means by which the Services are provided to Radius. Consulting Firm retains the right to provide services to other individuals or companies except to the extent inconsistent with Consulting Firm’s obligations under this Agreement and/or Dr. Williams’ obligations under the Confidentiality and Non-Competition Agreement between Dr. Williams and Radius dated January 6, 2014 (the “Confidentiality Agreement”). Except as otherwise agreed with Radius, Consulting Firm shall perform the Services only at Radius’ or Consulting Firm's own facilities.

2.4    Consulting Firm shall not use a subcontractor to perform the Services or otherwise subcontract Consulting Firm’s obligations hereunder without the prior written consent of Radius. Any permitted subcontractor shall be obligated to perform in accordance with this Agreement, and Consulting Firm agrees to be responsible for the actions and omissions of such subcontractor as if Consulting Firm had made such actions or omissions himself/herself.

3.	Term.

3.1    This Agreement will commence on the Effective Date and, subject to earlier termination in accordance with this Section, shall continue until March 31, 2019 (“Term”) and shall thereafter expire.

3.2    Radius or Consulting Firm may terminate this Agreement upon 30 days written notice to the other Party. Upon any termination pursuant to this Section 3.2, Consulting Firm shall be entitled to any unpaid consulting fees for Services performed for Radius through the date of such termination. If Radius terminates this Agreement pursuant to this Section 3.2 prior to January 1, 2019, then this Agreement shall be deemed to have been in effect until March 31, 2019 for the purposes of Section 11.2 and Section 11.6.
3.3    Radius may terminate this Agreement immediately and without prior notice if Consulting Firm refuses to or is unable to perform the Services or is in material breach of any provision of this Agreement

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or Applicable Laws. If Radius terminates this Agreement pursuant to this Section 3.3 and Consulting Firm has performed a portion of the Services for Radius, Radius will compensate Consulting Firm for Services completed up to the time of such termination.

3.4    Consulting Firm may terminate this Agreement immediately and without prior notice if Radius fails to pay any amounts due to Consulting Firm within fifteen days after sending Radius written notice of late payment due.
3.5    Upon termination of this Agreement by Radius, Consulting Firm shall immediately cease provision of Services and return to Radius all Radius Confidential Information.

4.	Confidentiality; Publication; Data Privacy.

4.1    Consulting Firm agrees to treat any Confidential Information as the exclusive property of Radius, and Consulting Firm agrees not to disclose any of the Confidential Information to any third party without first obtaining the written consent of Radius. Consulting Firm agrees to protect the Confidential Information that was received with at least the same degree of care Consulting Firm uses to protect Consulting Firm’s own confidential information.

4.2    Consulting Firm agrees to use any Confidential Information only for the purpose of conducting Services hereunder and for no other purpose. The above provisions of confidentiality shall not apply to that part of Confidential Information which Consulting Firm is able to demonstrate by documentary evidence: (i) was lawfully in Consulting Firm’s possession prior to receipt from Radius without an obligation of confidentiality; (ii) was in the public domain at the time of receipt from Radius; (iii) becomes part of the public domain other than due to Consulting Firm’s fault; or (iv) is lawfully received by Consulting Firm from a third party without an obligation of confidentiality. Notwithstanding the foregoing, Consulting Firm may disclose that part of Confidential Information that is required by an order of a court of competent jurisdiction or any regulatory authority to be disclosed, provided that Consulting Firm gives Radius prompt and reasonable notification of such requirement prior to such disclosure and takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and to minimize the extent of such disclosure. Upon request by Radius, any and all Confidential Information received by Consulting Firm hereunder shall be destroyed or returned promptly to Radius.

4.3    Neither Party shall disclose the existence or substance of this Agreement, except as required by Applicable Laws. Consulting Firm shall not publish any articles or make any presentations or communications (including any written, oral, or electronic manuscript, abstract, presentation, or other publication) relating to the Services, the Confidential Information, Inventions or Data, in whole or in part, without the prior written consent of Radius. Consulting Firm shall not engage in interviews or other contacts with the media, including but not limited to newspapers, radio, television and the Internet, related to this Agreement without Radius’ prior related written consent.

4.4    This Section 4 shall survive the termination or expiration of this Agreement.

5.	Intellectual Property.

5.1     Consulting Firm shall promptly and fully disclose in writing to Radius any and all Inventions.

5.2     Consulting Firm agrees that, as between Consulting Firm and Radius, Radius owns all rights, title and interest in any Data or Invention, including any intellectual property (including, but not limited to,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

patent, trademark, copyright and trade secret) rights therein. Consulting Firm hereby assigns to Radius all of Consulting Firm’s rights to and interest in any Data or Invention. To the extent that any of Radius’ ownership rights contemplated under this section are not perfected, fail to arise, revert or terminate by operation of law, then in lieu of such ownership rights, Consulting Firm shall automatically grant to Radius an exclusive, perpetual, irrevocable, fully paid up, royalty-free, transferable, sublicensable (through multiple layers of sublicensees) license to all rights, title and interest in the Data or Inventions for which such ownership rights failed to arise, reverted or terminated by operation of law. Consulting Firm shall take all actions necessary in order to perfect, maintain, and/or enforce (to “Protect”) Radius’ rights in the Data and Inventions, including without limitation, executing and delivering all requested applications, assignments and other documents. Consulting Firm hereby permits Radius to execute and deliver any such documents on Consulting Firm’s behalf in the event Consulting Firm fails to do so and accepts Radius as Consulting Firm’s agent for the limited purpose of Protecting Radius’ ownership and/or exclusive rights.

5.3     During and after the Term of this Agreement, Consulting Firm agrees to assist Radius, at Radius’ request, in preparing and prosecuting patent applications and patent extensions or in obtaining or maintaining other forms of intellectual property rights protection for Inventions which Radius elects to protect. Radius shall reimburse Consulting Firm for any reasonable costs incurred in providing such assistance.

5.4 Without Radius’ prior written consent, Consulting Firm shall not engage in any activities, on its own or in collaboration with a third party, or use any third party facilities or third party intellectual property in performing the Services which could result in claims of ownership to any Inventions being made by such third party.

5.5     This Section 5 shall survive the termination or expiration of this Agreement.

6.	Insider Trading.

Consulting Firm acknowledges that in connection with this Agreement Consulting Firm may have advance access to information that may be considered “material nonpublic information” under the United States securities laws and the equivalent laws of the country in which Consulting Firm is established. Consulting Firm agrees to treat such information as Confidential Information and acknowledges and agrees to be bound by the terms and conditions of Radius’ Insider Trading Policy and all related Applicable Laws. Accordingly, Consulting Firm shall be subject to any and all restrictions on trading set forth therein.

7.	Representations.

7.1    Mutual Representations. Radius and Consulting Firm each represent, warrant and/or covenant to the other that:

(a)
Radius enters into this Agreement with Consulting Firm in order to meet a legitimate and genuine business need for the Services and that the selection of Consulting Firm is based exclusively on Consulting Firm’s qualifications, expertise, experience, knowledge and ability to meet this legitimate and genuine business need;

(b)
entry into this Agreement, its performance and the payment for the Services, are in no way contingent, conditional or depending on any other previous, current, or potential future business that is or may be generated by Consulting Firm; and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)
entry into this Agreement, its performance and payment for the Services, are in no way contingent, conditional or dependent on any other previous, current, or potential future agreements between the Parties.

7.2    Absence of Restrictions. Consulting Firm represents, warrants and/or covenants that:

(a)
Consulting Firm and Dr. Williams have not (i) been excluded, debarred, suspended or otherwise made ineligible to exercise its or his or her profession under Applicable Laws; or (ii) engaged in any act that would be grounds for such exclusion, debarment or suspension; Upon learning or acquiring knowledge of any facts or circumstances that may lead to actions relating to the representations above, Consulting Firm will immediately disclose such facts or circumstances to Radius; and

(b)
Consulting Firm and Dr. Williams are authorized to enter into this Agreement and that Consulting Firm and Dr. Williams are not a party to any other agreement or under any obligation to any third party which would prevent Consulting Firm or Dr. Williams from entering into this Agreement or from performing Consulting Firm’s or Dr. Williams’ obligations hereunder and shall inform Radius immediately if such authorizations or permissions, including under future employment contract provisions for Dr. Williams, are rescinded at a later date, and in such event, Radius shall have the option to terminate this Agreement immediately, pursuant to Section 3.3.

7.3    Compliance. Consulting Firm further represents, warrants and/or covenants that the amounts payable hereunder shall constitute the fair market value for the Services to be provided hereunder.

8.	Ethical Business Practices.

8.1. Consulting Firm agrees to conduct the Services contemplated herein in a manner which is consistent with both Applicable Laws, including anti-bribery laws, and good business ethics. In performing the Services for Radius, Consulting Firm (i) shall not offer to make, make, promise, authorize or accept any payment or giving anything of value, including but not limited to bribes, either directly or indirectly to any public official, regulatory authority or anyone else for the purpose of influencing, inducing or rewarding any act, omission or decision in order to secure an improper advantage, or obtain or retain business and (ii) shall comply with all applicable anti-corruption and anti-bribery laws and regulations.  Consulting Firm shall not make any payment or provide any gift to a third party in connection with Consulting Firm’s performance of this Agreement except as may be expressly permitted in this Agreement without first identifying the intended third-party recipient to Radius and obtaining Radius’ prior written approval.  Consulting Firm shall notify Radius immediately upon becoming aware of any breach of Consulting Firm’s obligations under this Section.
8.2. Consulting Firm shall promptly notify Radius in the event of any government investigation or inquiry related to compliance with Applicable Laws and shall allow Radius to participate in the event it relates to the Services hereunder.
8.3    In the event that Radius has reason to believe that a breach of this Section 8 has occurred or may occur, Radius is entitled to conduct an audit and Consulting Firm shall fully cooperate in connection with any such audit. Consulting Firm expressly understands and agrees that any breach of this Section 8 is considered a material breach of this Agreement entitling Radius to terminate this Agreement with immediate effect hereof pursuant to Section 3.3.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.	DISCLAIMER.

EXCEPT FOR BREACHES OF CONFIDENTIALITY OR INTELLECTUAL PROPERTY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF THE OTHER PARTY ARISING UNDER THIS AGREEMENT EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.	Independent Contractor Status.

10.1    This Agreement establishes between the Parties an independent contractor relationship. This relationship is completely independent of any other relationship that exists or may exist in the future between the Parties.

10.2    This Agreement does not create any employer-employee, agency or partnership relationship between the Parties. Except as provided in that certain Separation Agreement between Dr. Williams and Radius dated May 31, 2018 (the “Separation Agreement”) with respect to COBRA continuation coverage and with respect to continued vesting of Radius stock option awards pursuant to Section 11.6 of this Agreement, Consulting Firm and its employees shall not be entitled to or eligible to participate in Radius’ insurance plans and other compensation or benefit plans Radius maintains for its own employees. Consulting Firm retains full and sole responsibility for complying with income reporting and other requirements imposed by Applicable Laws. Radius will not provide workers’ compensation insurance coverage to Consulting Firm for work-related accidents, illnesses, damages or injuries arising out of or in connection with the Services. Further, Consulting Firm understands and agrees that the consulting relationship with Radius is not covered under unemployment compensation laws.

11.	Compensation; Continued Vesting of Equity

11.1    During the Term, Consulting Firm shall provide Services on an as-needed basis, at a rate of $500 (USD) per hour, for up to no more than 60 hours per month (the “Budget”). Any amount in excess of the Budget requires the prior written approval of Radius.

11.2    Radius shall pay Consulting Firm a lump sum bonus in the amount of $100,000 (USD) on Radius’ first regular payroll date in 2019, provided this Agreement is in effect as of December 31, 2018.

11.3    Radius will reimburse out-of-pocket travel and other reasonable expenses that have been preapproved by Radius, in writing, and incurred in connection with the Services rendered hereunder, and are supported by original evidence or receipts. Reimbursement of pre-approved expenses shall be made by Radius within thirty (30) days of receipt of an itemized statement with receipts or other evidence of reimbursable expenses.

11.4    A purchase order (“PO”) may be generated for this work. If a PO is generated, all invoices should include the Radius PO number and a detailed description of the Services effectively and actually provided by the Consulting Firm to ensure prompt payment. Invoices will be delivered to Radius monthly for Services provided in the preceding month. Radius will pay invoices within thirty (30) days of their receipt.

11.5    Prior to any payment, Radius must have a W-9 on file for the payee. W-9s must be sent to invoices@radiuspharm.com. Invoices should be sent to Radius via email (word or .pdf format acceptable): invoices@radiuspharm.com. If email invoicing is not possible, invoices may be sent via

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

mail to Radius Health, Inc., 950 Winter Street, Waltham, MA 02451, Attention: Accounts Payable. Checks shall be made payable to: Williver Associates LLC. Checks shall be mailed to: Williver Associates LLC, 7 Millstone Rd, Mendham, NJ 07945.

11.6    During the Term, the stock options that Dr. Williams holds to purchase shares of Radius common stock will continue to vest, as described in the Separation Agreement and subject to the Radius Health, Inc. 2011 Equity Incentive Plan (as Amended and Restated), any predecessor plan and the applicable stock option agreements (such equity documents, the “Equity Documents”).

12.	Miscellaneous Matters.

12.1    Any notices to be given hereunder shall be in writing and shall be delivered to the address below: (a) in person; (b) first class registered or certified mail, postage prepaid, (c) next day express delivery service; or (d) by fax or email, with originals to follow immediately thereafter by methods (a), (b) or (c). Notice shall be effective upon delivery or, in the case of (d), upon confirmation of delivery of the fax or email.

If to Radius:
Radius Health, Inc.
950 Winter Street
Waltham, MA 02451
United States of America
Attention: Chief Executive Officer
Fax:
With a copy to: General Counsel
Email:

If to Consulting Firm:
Williver Associates LLC
7 Millstone Rd
Mendham, NJ 07945
Email:

12.2    This Agreement, together with any Exhibit(s), the Separation Agreement, the General Release of Claims between Dr. Williams and Radius dated May 31, 2018, the Confidentiality Agreement and the Equity Documents constitute the entire agreement of the Parties with regard to its subject matter and supersedes all previous written or oral representations, agreement(s), and understandings between the Parties hereto with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but collectively shall constitute one and the same instrument. Counterparts may be signed and delivered by facsimile or electronic transmission (including by e-mail delivery of .pdf signed copies), each of which will be binding when sent. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorised representatives.

RADIUS HEALTH, INC.                    CONSULTING FIRM

By:	/s/ Jesper Høiland	By:	/s/ Williver Associates LLC
Name:	Jesper Høiland	Name:	Williver Associates LLC
Title:	President and CEO	Date:	May 30, 2018
Date:	May 30, 2018

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.